                                                                   Exhibit 10.30

DECEMBER 14, 2001

Mr. _________________
WADDELL & REED FINANCIAL, INC.
6300 LAMAR AVENUE
OVERLAND PARK, KANSAS 66202

     RE: CHANGE IN CONTROL EMPLOYMENT AGREEMENT

Dear Mr. _____________:

          Waddell & Reed Financial, Inc., a Delaware corporation together with its subsidiaries (collectively, the "COMPANY"), considers it essential to the best interests of its stockholders to take reasonable steps to retain key management personnel. Further, the Board of Directors of the Company (the "BOARD" ) recognizes that the uncertainty and questions which might arise among management in the context of a Change of Control (as described below) of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

          The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible Change of Control.

          In order to induce you to remain in the employ of the Company, the Company has determined to enter into this letter agreement (the "AGREEMENT") which addresses the terms and conditions of your employment in contemplation of a Change of Control. Capitalized words, which are not otherwise defined herein, shall have the meanings assigned to such words in Section 13 of this Agreement.

          1. OPERATION OF AGREEMENT. The effective date of this Agreement shall be the first date during the Change of Control Period on which a Change of Control occurs (the "EFFECTIVE DATE"). Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if your employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by you that such termination of employment (a) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or in anticipation of a Change of Control, then "Effective Date" means the date immediately prior to the date of such termination of employment.

          2. EMPLOYMENT. The Company hereby agrees to continue your employment and you hereby agree to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the last day of the month in which occurs the second anniversary of the Effective Date (the "EMPLOYMENT PERIOD"). During the Employment Period, (a) you shall exercise such position, offices, duties and authority and perform such responsibilities as are at least commensurate in all material respects with the position, office and authority being exercised and duties and responsibilities being performed by you within the 12-month period immediately prior to the Effective Date; (b) you shall report directly to the Board [or IF APPLICABLE: you should report directly to the Chief Executive Officer of the Company] and (c) your services shall be performed at the office where you were employed immediately preceding the Effective Date or at any other location within 50 miles of the Greater Kansas City Metropolitan Area. [IF APPLICABLE: So long as you are employed by the Company during the Employment Period, the Company shall nominate you to stand for election as a member of the Board.] You will be entitled to serve on civic or charitable boards to the extent such service does not interfere with the performance of your duties as an employee and member of the Board, as applicable.

          3. COMPENSATION AND BENEFITS. During the Employment Period, you shall receive the following compensation and benefits:

          (a) a monthly base salary which is at least equal to the highest monthly base salary received by you during the 12-month period immediately prior to the Effective Date, with the opportunity for increases (but not decreases), from time to time thereafter as the Board may approve in its discretion.

          (b) an annual bonus opportunity that is at least equal to the highest annual opportunity available to you during the 3-year period immediately prior to the Effective Date.

          (c) entitled to participate, and to continue your existing participation, in stock option, restricted stock and any other incentive compensation, savings and retirement plan, practice, policy or program which provides opportunities to receive compensation in addition to your annual base salary, which are the greater of (i) the opportunities provided by the Company for senior executives or (ii) the opportunities under any such plans, practices, policies and programs to which you were entitled or in which you were participating at any time during the 12-month period immediately prior to the Effective Date.

          (d) entitled to receive and participate in salaried employee benefits (including, but not limited to, security, medical, life and accident insurance, investment and disability benefits) and perquisites which are the greater of (i) the employee benefits and perquisites provided by the Company to senior executives or (ii) the employee benefits and perquisites to which you were entitled or in which you were participating at any time during the 12-month period immediately prior to the Effective Date.

          4. TERMINATION OF EMPLOYMENT BY REASON OF DEATH OR DISABILITY. Your employment shall terminate automatically if you die during the Employment Period. If the Company determines in good faith that you incurred a Disability during the Employment Period, it may give you written notice in accordance with
Section 9 of its intention to terminate your employment. In such event, your employment with the Company shall terminate effective on the 30th day after your receipt of such notice, PROVIDED that, within 30 days after such receipt, you have not returned to full-time duties. If your employment is terminated for death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Company other than the obligation to pay to you or your representative, as applicable, the following:

          (a) the Accrued Obligations, which shall be paid to you or your estate (as applicable) in a single sum payment within 30 days of the Date of Termination;

          (b) a pro rata portion of your annual bonus for the year in which such termination occurs, calculated on the basis of the amount of such bonus that would have been paid had you remained employed for the entire year, which shall be paid at the time annual bonuses for such year are otherwise paid to active employees; and

          (c) the Other Benefits, which shall be paid in accordance with the terms and conditions of such plans, programs, policies, arrangements or agreements.

          5. TERMINATION FOR CAUSE; OTHER THAN FOR GOOD REASON. If your employment is terminated for Cause or you resign for other than Good Reason during the Employment Period, your employment will terminate on the Date of Termination in accordance with Section 9. This Agreement shall terminate without further obligations to the Company other than the obligation to pay to you the following:

          (a) the Accrued Obligations, which shall be paid to you in a single sum payment within 30 days of the Date of Termination; and

          (b) the Other Benefits, which shall be paid in accordance with the terms and conditions of such plans, programs or policies.

          6. TERMINATION AS A RESULT OF AN INVOLUNTARY TERMINATION. In the event that your employment with the Company should terminate during the Employment Period as a result of an Involuntary Termination, the Company shall pay you the following amounts in one single sum cash payment, within 30 days following your Date of Termination:

          (a) the Accrued Obligations;

          (b) a pro rata portion of your annual bonus for the year in which your Involuntary Termination occurs, calculated on the basis of your target cash bonus opportunity for that year and on the assumption that all performance targets have been or will be achieved;

          (c) an amount equal to 2.99 times the sum of your (i) Base Salary and
(ii) Annual Bonus;

          (d) an amount equal to the excess of (i) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan, (the "RETIREMENT PLAN") (utilizing actuarial assumptions no less favorable you than those in effect under the Retirement Plan immediately prior to the Effective
Date) and any excess or supplemental retirement plan or plans in which you participate, including any individual contract, agreement, letter or other arrangement to which you are a party (taking into account, without limitation, any additional age and/or service credit that would have been earned thereunder) (collectively, the "SERP") that you would receive if your employment continued for three years after the Date of Termination (and using the additional three years of age and service for purposes of determining actuarial equivalency), assuming for this purpose that all accrued benefits are fully vested and assuming that your compensation in each of the three years is that required by Sections 3(a) and 3(b), over (ii) the actuarial equivalent of your actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination (for purposes of this Section 4(e), actuarial equivalent shall mean the approximate basis at which insured annuities could be purchased in the open market on the Date of Termination or, in the case of plans where such equivalency is explicitly defined, actuarial equivalency shall be calculated on the basis specified in the applicable plan document; furthermore, for purposes of calculating actuarial equivalence of a pension benefit with or without the additional three years of age and service), your eligibility to receive, and the amount of, an immediately commencing early retirement benefit shall be reflected in the calculation of the actuarial equivalent benefit;

          (e) the Company shall, at its sole expense as incurred, provide you with outplacement services the scope and provider of which shall be selected by you in your sole discretion; and

          (f) to the extent not theretofore paid or provided, the Company shall pay or provide to you any other amounts or benefits required to be paid or provided or that you are eligible to receive under any plan, program, policy, practice, contract or agreement of the Company (such other amounts and benefits) in accordance with such applicable terms (the "OTHER BENEFITS").

          7. BENEFIT CONTINUATION. In the event that your employment with the Company should terminate during the Employment Period as a result of an Involuntary Termination, you and your then eligible dependents shall continue to be covered by and participate in the medical, dental, health, life, accident, security and fringe benefit plans of the Company in which you participated immediately prior to the Date of Termination through the end of the Benefit Continuation Period. You shall be eligible to participate in such plans on the same terms and conditions as are applicable to similarly situated senior executives of the Company.

          8. LEGAL AND ATTORNEY'S FEES. The Company will promptly pay or reimburse you for any legal fees and expenses incurred by you in connection with the enforcement by you of your rights and entitlements under this Agreement; PROVIDED, HOWEVER, that the Company shall have no obligation to reimburse you for any fees or expenses hereunder which are based on a claim by you which a court having jurisdiction over such claim determines to be frivolous.

          9. DATE AND NOTICE OF TERMINATION. Any termination of your employment by the Company or by you during the Employment Period shall be communicated by a notice of termination to the other party hereto (the "NOTICE OF TERMINATION"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company (the "DATE OF TERMINATION") shall be determined as follows: (i) if your employment is terminated for Disability, thirty days after a Notice of Termination is received by you (provided that you shall not have returned to the full-time performance of your duties during such thirty day period), (ii) if your employment is terminated by the Company in an Involuntary Termination, five days after the date the Notice of Termination is received by you and (iii) if your employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or twenty days following the date such notice is received by you. The Date of Termination for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice.

          10. NO MITIGATION OR OFFSET. You shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by you as the result of employment by another employer or by pension benefits paid by the Company or another employer after the Date of Termination or otherwise.

          11. GROSS UP PAYMENTS. If any amount payable to you under this Agreement and under any other plan or program of the Company (a "PAYMENT"), is subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an "EXCISE TAX"), the Company shall pay to you an additional amount (the "GROSS UP AMOUNT") in cash, which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which is imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on you under the laws of any federal, state or local government or taxing authority by reason of the payments required under clause
(i) and clause (ii) and this clause (iii).

          (a) TAX RATE. For purposes of determining the Gross Up Amount, you shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Gross Up Amount is paid. The Gross Up Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

          (b) NOTICE. All calculations under this Section 11 shall be made initially by the Company and the Company shall provide prompt written notice thereof to you to enable you to timely file all applicable tax returns. Upon your request, the Company shall provide you with sufficient tax and compensation data to enable you or your tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse you for reasonable fees and expenses incurred for any such verification.

          (c) TAX DETERMINATION. If you give written notice to the Company of any objection to the results of the Company's calculations within 60 days of your receipt of written notice thereof, the dispute shall be referred for determination to the independent auditors of the Company (the "ACCOUNTING FIRM"). The Company shall pay all fees and expenses of such Accounting Firm. Pending such determination by the Accounting Firm, the Company shall pay you the Gross Up Amount as determined by it in good faith. The Company shall pay you any additional amount determined by the Accounting Firm to be due under this Section 11 (together with interest thereon at a rate equal to 120% of the federal short-term rate determined under Section 1274(d) of the Code) promptly after such determination.

          (d) DETERMINATION BINDING. The determination by the Accounting Firm shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "TAX AUTHORITY") determines that you owe a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by the Accounting Firm.

          (e) CLAIMS. If a Taxing Authority makes a claim against you which, if successful, would require the Company to make a payment under this Section 11, you agree to contest the claim on request of the Company subject to the following conditions:

          (i) You shall notify the Company of any such claim within ten days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from you or such shorter time as the Taxing Authority may specify for responding to such claim) request you to contest the claim. You shall not make any payment of any tax which is the subject of the claim before you have given the notice or during the 30 day period thereafter unless you receive written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 11 determined as if such advance were an Excise Tax, in which you will act promptly in accordance with such instructions.

          (ii) If the Company so requests, you will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company;

     PROVIDED, HOWEVER, that any request by the Company for you to pay the tax shall be accompanied by an advance from the Company to you of funds sufficient to make the requested payment plus any amounts under this
     Section 11 determined as if such advance were an Excise Tax. If directed by the Company in writing you will take all action necessary to compromise or settle the claim, but in no event will you compromise or settle the claim or cease to contest the claim without the written consent of the Company; PROVIDED, HOWEVER, that you may take any such action if you waive in writing your right to a payment under this Section 11 for any amounts payable in connection with such claim. You agree to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, you shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 11. Provided that you are in compliance with the provisions of this subparagraph, the Company shall be liable for and indemnify you against any loss in connection with, and all costs and expenses, including attorneys' fees, which may be incurred as a result of, contesting the claim, and shall provide to you within 30 days after each written request therefor by you cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by you as a result of contesting the claim.

          (f) PAYMENTS. Should a Tax Authority ultimately determine that an additional Excise Tax is owed, then the Company shall pay an additional Gross Up Amount to you in a manner consistent with this Section 11 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or the Accounting Firm, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then you shall repay such excess to the Company within 30 days of such determination; PROVIDED, that such repayment shall be reduced by the amount of any taxes paid by you on such excess which is not offset by the tax benefit attributable to the repayment.

          12. SUCCESSORS; BINDING AGREEMENT.

          (a) ASSUMPTION BY SUCCESSOR. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place; PROVIDED, HOWEVER, that no such assumption shall relieve the Company of its obligations hereunder. As used herein, the "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform its obligations by operation of law or otherwise.

          (b) ENFORCEABILITY; BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change of Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

          13. DEFINITIONS. For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

          "ACCRUED OBLIGATIONS" shall mean all compensation earned or accrued through the Termination Date but not paid as of the Termination Date, including Base Salary, reimbursement of business expenses accrued in accordance with the Company's business expense reimbursement policies and unused vacation pay.

          "ANNUAL BONUS" shall mean the greater of (i) your target cash bonus opportunity for the fiscal year in which the Date of Termination occurs based on the portion of the performance period that has lapsed to the Date of Termination and (ii) the highest cash bonus paid to you during the three-year period ending on the Date of Termination.

          "BASE SALARY" shall mean the highest annual rate of base salary paid to you by the Company at any time in the twelve month period ending on the Date of Termination. Your annual rate of base salary shall include any portion of your salary, which you elect or are required, to defer to one or more employee benefit plans or arrangements contributed to, sponsored or maintained by the Company.

          "BENEFIT CONTINUATION PERIOD" means the period beginning on the Date of Termination and ending on the last day of the month in which occurs the earlier of (i) the third anniversary of the Date of Termination and (ii) the date on which you elect coverage for you and your covered dependents under substantially comparable benefit plans of a subsequent employer.

          "CAUSE" shall mean (a) your engaging in willful misconduct or dishonesty which is materially and demonstrably injurious to the Company or any of its affiliates; (b) your conviction of a felony which is materially and demonstrably injurious to the Company or any of its affiliates and (c) a material breach of this Agreement which is directly and materially harmful to the business or reputation of the Company or any of its affiliates; PROVIDED, HOWEVER, that if any such Cause relates to clause
     (c), the Company may not terminate your employment unless the Company first gives you written notice of its intention to terminate and of the grounds for such termination within 90 days of such event, and you have not, within 20 days following receipt of such notice, cured such Cause, or in the event such Cause is not susceptible to cure within such 20-day period, you have not taken all reasonable steps within such 20-day period to cure such Cause as promptly as practicable thereafter. For purposes of the previous sentence, no act or failure to act on your part shall be deemed "willful" if it is done, or omitted to be done, by you in good faith or with a reasonable belief that it was in the best interest of the

     Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (a), (b) or (c) above and specifying the particulars thereof in detail.

          "CHANGE OF CONTROL" shall have the same meaning as set forth in the Company's 1998 Stock Incentive Plan.

          "CHANGE OF CONTROL DATE" shall mean the date on which a Change of Control occurs.

          "CHANGE OF CONTROL PERIOD" shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; PROVIDED, HOWEVER, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the "RENEWAL DATE"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 90 days prior to the Renewal Date, the Company shall give notice to you that the Change of Control Period shall not be so extended.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

          "DATE OF TERMINATION" has the meaning assigned thereto in Section 9.

          "DISABILITY" shall mean (a) your incapacity due to physical or mental illness in accordance with the Company's Long-Term Incentive Plan and which causes you to be absent from the full-time performance of your duties and
     (b) your failure to return to full-time performance of your duties for the Company within 30 days after written Notice of Termination due to Disability is given to you.

          "GOOD REASON" shall mean the occurrence of any of the following during the Change of Control Period:

               (a) a material diminution in your position, titles, or nature of your responsibilities or authority (including reporting responsibilities) from those in effect immediately prior to the Change of Control Date;

               (b) a reduction by the Company in your annual base salary as in effect immediately prior to the Change of Control Date or as the same may be increased from time to time thereafter; a failure by the Company to increase your salary at a rate commensurate with that of other senior executives of the Company; a failure by the Company to pay material compensation or benefits when due or a reduction in your target annual cash bonus opportunity (expressed as a percentage of base salary) below the opportunity in effect for you immediately prior to the Change of Control Date;

               (c) the relocation of the office of the Company where you are employed immediately prior to the Change of Control Date to a location which is more than 50 miles away from the Greater Kansas City Metropolitan Area (except for required travel on the Company's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change of Control Date);

               (d) the failure of the Company to (i) continue in effect (without reduction in benefit level and/or reward opportunities) any compensation or employee benefit plan in which you were participating immediately prior to the Change of Control Date, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to you or (ii) provide you with compensation and benefits that, in the aggregate, are at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each compensation or employee benefit plan, program, policy and practice as in effect immediately prior to the Change of Control Date (or as in effect following the Change of Control, if greater);

               (e) the failure of the Company to obtain an agreement from any successor to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Section 12(a) hereof;

               (f) a material breach by the Company of the provisions of this Agreement; or

               (g) your resignation of employment with the Company for any reason during the 30-day period immediately following the six month anniversary of the Change of Control Date;

          PROVIDED, HOWEVER, that no event or condition set forth in subparagraphs (a) through (f) above shall constitute Good Reason unless (A) you give the Company written notice of your objection to such event or condition within 90 days of such event or condition and (B) such event or condition is not corrected, in all material respects, by the Company within 20 days of its receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 20-day period, the Company has not taken all reasonable steps within such 20-day period to correct such event or condition as promptly as practicable thereafter).

          "INVOLUNTARY TERMINATION" shall mean (a) your termination of employment by the Company during the Employment Period without Cause or (b) your resignation of employment with the Company during the Employment Period for Good Reason.

          "NOTICE OF TERMINATION" has the meaning assigned thereto in Section 9.

          "OTHER BENEFITS" has the meaning set forth in Section 6(f) above.

          14. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Board of Directors, Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          15. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in Kansas City, Missouri before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Company and you, or, if the Company and you cannot agree on the selection of the arbitrator, such arbitrator shall be selected by the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The party that prevails in any arbitration hereunder shall be reimbursed by the other party hereto for any reasonable legal fees and out-of-pocket expenses directly attributable to such arbitration, and such other party shall bear all expenses of the arbitrator.

          16. MISCELLANEOUS.

          (a) AMENDMENTS, WAIVERS, ETC. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

          (b) VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (c) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (d) NO CONTRACT OF EMPLOYMENT. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company or shall affect the terms and conditions of your employment with the Company prior to the commencement of the Employment Period.

          (e) CONFIDENTIALITY AGREEMENT. You agree that you shall continue to be subject to the Confidentiality Agreement entered into between you and the Company dated March 18, 1998 (Attached hereto as Exhibit A).

          (f) WITHHOLDING. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

          (g) SOURCE OF PAYMENTS. All payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

          (h) HEADINGS. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

          (i) GOVERNING LAW. This Agreement shall be subject to the laws of the state of New York, without regard to conflicts of law.

                                    * * * * *

          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                   Sincerely,

                                   WADDELL & REED FINANCIAL, INC.



                                   By: /s/ John E. Sundeen, Jr.
                                       ------------------------
                                   Name: John E. Sundeen, Jr.
                                   Title: Senior Vice President, Chief Financial Officer and Treasurer

Agreed to as of this 14th day of December, 2001

/s/ Executive
-------------